Exhibit 8(b)

Amendment to Fund Participation Agreement

This Amendment (the “Amendment”) is made as of March 30 , 2011 by and among PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, PRUDENTIAL INVESTMENT PORTFOLIOS, INC., PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC AND PRUDENTIAL INVESTMENTS LLC in order to amend the Fund Participation Agreement dated October 8, 2009 (the “Agreement”).

WHEREAS, the parties wish to amend and replace Schedule B of the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Schedule B shall be amended and replaced in its entirety and is attached hereto.

2.	Except as modified hereby, all other terms and conditions of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized representatives as of the first date written above.

Prudential Retirement Insurance and Annuity Company

By:	/s/ Robert F. Frascona
Print Name:	Robert F. Frascona
Title:	VP

Prudential Investment Portfolios, Inc

By:	/s/ Scott Benjamin
Print Name:	Scott Benjamin
Title:	EVP

Prudential Investment Management Services LLC

By:	/s/ Peter Boland
Print Name:	Peter Boland
Title:	SVP

Prudential Investments LLC

By:	/s/ Scott Benjamin
Print Name:	Scott Benjamin
Title:	EVP

SCHEDULE B

DESIGNATED PORTFOLIOS

Prudential Asset Allocation Fund (f/k/a the Dryden Asset Allocation Fund), a Series of Prudential Investment Portfolios, Inc.